                                                                    EXHIBIT 99.3

                    SECURITY CAPITAL ATLANTIC INCORPORATED

               INSTRUCTIONS FOR COMPLETION OF RIGHTS CERTIFICATE

     PLEASE READ THE PROSPECTUS BEFORE COMPLETING YOUR RIGHTS CERTIFICATE

GENERAL

  As the registered owner of the enclosed Rights Certificate, you are entitled to subscribe for shares of common stock ("Shares") of Security Capital Atlantic Incorporated ("ATLANTIC") in ATLANTIC's Rights offering at the
subscription price (the "Subscription Price") of $    per Share and upon the
terms and conditions set forth in the enclosed Prospectus dated          ,
1997. The Rights offering is being made upon all of the terms and subject to all of the conditions set forth in the Prospectus. Please read it carefully before making any investment decisions.

As a holder of Rights, you may:

    1. Purchase Shares through the exercise of part or all of your Rights to
  subscribe for one Share at the Subscription Price for every        Rights
  held by you. You may not purchase fractional Shares.

    2. Oversubscribe for as many additional Shares as desired (the "Oversubscription Privilege"), at the Subscription Price, subject to the maximum number of Shares offered in the Rights offering and certain other restrictions described in the Prospectus, including proration of available
  Shares, if you were a holder of Shares on          , 1997 (the "Record
  Date") and if you have validly exercised all of the Rights initially issued to you to the extent possible.

    3. Transfer part or all of your Rights, as more fully described in the Prospectus.

    4. Sell part or all of your Rights. To sell your Rights, you should see a securities broker of your choice. There can be no assurance that a public market will develop or be sustained for the Rights.

    5. Allow part or all of your Rights to expire unexercised.

  If your proposed action with respect to your Rights will make it necessary for the Subscription Agent to furnish a new Rights Certificate to you representing your unexercised Rights, you should make arrangements with the Subscription Agent in order to ensure the receipt of the new Rights Certificate in time to be exercised, transferred or sold. Please allow the Subscription Agent a minimum of three business days to process and issue a new Rights Certificate. No new Rights Certificates will be issued after
  , 1997. UNLESS ARRANGEMENTS ARE MADE FOR RETURN OVERNIGHT DELIVERY, NEW
RIGHTS CERTIFICATES TO BE ISSUED ON OR NEAR             , 1997 MIGHT NOT BE
RECEIVED PRIOR TO THE EXPIRATION DATE. ANY ARRANGEMENTS FOR, AND THE RELATED EXPENSES OF, OVERNIGHT DELIVERY OF NEW RIGHTS CERTIFICATES MUST BE MADE BY THE INDIVIDUAL HOLDER.

  The risk of delivery of the completed Rights Certificate and payment of the full Subscription Price for all Shares subscribed and oversubscribed for is on you, not ATLANTIC or the Subscription Agent, and delivery will be deemed effected only when actually received by the Subscription Agent. If the mail is used, it is recommended that insured, registered mail, return receipt requested, be used.

TO SUBSCRIBE AND OVERSUBSCRIBE FOR SHARES

  You may subscribe for Shares in the Rights offering by completing the Rights Certificate in the following manner:

  If you wish to exercise all of your Rights, enter the number of Shares being subscribed for on line A of Section 1. You are entitled to subscribe for one
Share at the Subscription Price for every        Rights held by you. Please be
sure that you own a sufficient number of Rights to subscribe for the Shares you want to purchase. You may not purchase fractional Shares. Multiply the
number of Shares subscribed for by $    and enter that total next to the
dollar sign ($) on line A.

  If you wish to exercise only part of your Rights, enter the number of Shares being subscribed for on line C of Section 1. You may not purchase fractional
Shares. Multiply the number of Shares subscribed for by $    and enter that
total next to the dollar sign ($) on line C. Subject to the time restrictions stated in these instructions, the Subscription Agent will issue a new Rights Certificate representing any remaining unexercised Rights, which can then be exercised, transferred or sold in the manner described in these instructions.

  If you were a holder of Shares on the Record Date and if you have validly exercised all of the Rights initially issued to you to the extent possible and wish to oversubscribe for additional Shares pursuant to the Oversubscription Privilege, enter the number of additional Shares being oversubscribed for on line B of Section 1. You may oversubscribe for as many additional Shares as desired, subject to the maximum number of Shares offered in the Rights offering and certain other restrictions described in the Prospectus, including proration of available Shares. Fractional Shares will be adjusted in any manner ATLANTIC deems appropriate. Multiply the number of Shares
oversubscribed for by $    and enter that total next to the dollar sign ($) on
line B.

  Enter the total of the dollar amounts in Section 1 on the line reading "Total Amount Enclosed," which amount should be enclosed with the Subscription Form when it is delivered to the Subscription Agent.

  Complete Section 2 of the Rights Certificate.

TO TRANSFER RIGHTS

  If you wish to transfer part or all of your Rights (but not fractional Rights), you should allow a sufficient amount of time prior to the Expiration Date for the Rights to be received by the Subscription Agent, acted upon, mailed to the transferee, and then acted upon by the transferee. Please refer to the discussion on the previous page.

  If you wish to transfer part or all of your Rights, please complete Section 3 of the Rights Certificate. Your signature(s) must match in every detail the name(s) of the registered owner(s) printed on the Rights Certificate and must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

  If you transfer all of your Rights, the Rights Certificate should be delivered to your transferee. The transferee may exercise the Rights by completing Section 1 as directed in the section "To Subscribe and Oversubscribe for Shares," or may transfer or sell the Rights after obtaining a new Rights Certificate from the Subscription Agent. Unless your transferee was a shareholder on the Record Date, the transferee will not be entitled to oversubscribe for additional Shares pursuant to the Oversubscription Privilege.

  If you transfer only part of your Rights, the Rights Certificate should be delivered to the Subscription Agent. The Subscription Agent will issue new Rights Certificates in the stated amounts to you and the transferee(s). Upon receipt of the new Rights Certificate, you may thereafter exercise, transfer or sell the Rights represented by that Rights Certificate in the manner described in these instructions. Rights may not be transferred to persons who are not residents of the United States.

TO SELL RIGHTS

  If you wish to sell part or all of your Rights, please contact a securities broker of your choice. Do not complete Section 3 of the Rights Certificate until instructed by your broker. You may sell some of your Rights and transfer the remaining Rights to another person. Your broker can give you details for this procedure; however, please be certain to allow a sufficient amount of time.

EXECUTION OF RIGHTS CERTIFICATE

  The signature(s) on the Rights Certificate should match in every detail the name(s) of the registered owner(s) printed on the Rights Certificate. If there are joint owners of a Rights Certificate, each joint owner must sign the Rights Certificate. All other information on the Rights Certificate should be printed or typed.

  If the Rights Certificate is executed by an executor, administrator, trustee, guardian or other fiduciary, or by a corporation, and the Rights Certificate is not registered in the name of such fiduciary or corporation, the person executing the Rights Certificate must give his or her full title and furnish proper evidence of authority to act.

  If the Rights Certificate is executed by an attorney-in-fact (except where such execution is by a bank, trust company or broker as agent for the subscriber and the Shares are to be registered in the same name as stated on the Rights Certificate), evidence of authority to act must be furnished.

DELIVERY OF RIGHTS CERTIFICATES

  Rights will be deemed to have been exercised only when a properly completed and duly executed Rights Certificate and payment of the full Subscription Price with respect to such exercise have been received by the Subscription Agent. The risk of delivery of all documents and payments is on subscribers, not ATLANTIC or the Subscription Agent. If the mail is used, it is recommended that insured, registered mail, return receipt requested be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Expiration Date. Neither ATLANTIC nor the Subscription Agent shall incur any liability if a Rights Certificate furnished by the Subscription Agent or otherwise is not received in time for the subscription to be accepted.

  To exercise or transfer your Rights, the properly completed and duly executed Rights Certificate and payment of the full Subscription Price for all Shares subscribed and oversubscribed for should be mailed or delivered to the Subscription Agent as follows:

           By Regular Mail:                           By Hand:
           BankBoston, N.A.                Securities Transfer & Reporting
       Corporate Reorganization          Services, Inc. c/o BankBoston, N.A.
             P.O. Box 8029                    55 Broadway, Third Floor
          Mail Stop 45-02-53                     New York, New York
      Boston, Massachusetts 02266


                                                By Overnight Courier:
      By Facsimile Transmission:          The First National Bank of Boston
            (617) 575-2232                    Corporate Reorganization
            (617) 575-2233                       Mail Stop 45-02-53
   (for Eligible Institutions Only)               150 Royall Street
         Confirm by Telephone                Canton, Massachusetts 02021
            (617) 575-3120

  Delivery of Rights Certificates and payments other than as set forth above will not constitute a valid delivery.

VALIDITY OF SUBSCRIPTION

  All questions with respect to the validity and form of the exercise of any Rights or the Oversubscription Privilege (including time of receipt and eligibility to participate in the Rights offering) will be determined solely by ATLANTIC, which determination shall be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. ATLANTIC reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of ATLANTIC's counsel, would be unlawful. Any irregularities in connection with subscriptions must be cured prior to the Expiration Date unless waived by ATLANTIC in its sole discretion. Neither ATLANTIC nor the Subscription Agent shall be under any duty to give any notification of defects in subscriptions or incur any liability for failure to give such notification.

  A subscription will be deemed to have been accepted (subject to ATLANTIC's right to withdraw or terminate the Rights offering) only when a properly completed and duly executed Rights Certificate and payment of the full Subscription Price with respect to such subscription have been received by the Subscription Agent. ATLANTIC's interpretations of the terms and conditions of the Rights offering (including these instructions) shall be final and binding.

DELIVERY OF SHARES

  Certificates for Shares purchased pursuant to the exercise of Rights will be mailed as soon as practicable after the receipt of all required documents and payment of the full Subscription Price with respect to such Shares. Certificates for Shares purchased pursuant to the exercise of the Oversubscription Privilege will be mailed as soon as practicable after the Expiration Date and the receipt of all required documents and payment of the full Subscription Price with respect to such Shares. In the case of shareholders whose Shares are held through the Depository Trust Company, the appropriate participant account will be credited. Any amounts overpaid by subscribers will be refunded promptly after the Expiration Date without interest. Certificates and/or checks will be mailed to the address on the Rights Certificate unless the subscriber gives different instructions on such Rights Certificate.

INFORMATION

  For further information concerning the exercise, transfer or sale of your Rights, please call ATLANTIC's information agent, Georgeson & Company, Inc., at 1-800-223-2064.